Exhibit 99.1

AAR reports first quarter fiscal year 2024 results

●	First quarter sales of $550 million, up 23% over the prior year

●	Parts Supply sales up 40% over the prior year

●	First quarter GAAP diluted loss per share from continuing operations of $0.02, which includes pension settlement and Russian legal charges of $0.70, compared to $0.62 in Q1 FY2023

●	Record first quarter adjusted diluted earnings per share from continuing operations of $0.78, up 28% from $0.61 in Q1 FY2023

Wood Dale, Illinois, September 26, 2023 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported first quarter fiscal year 2024 consolidated sales of $549.7 million and loss from continuing operations of $0.6 million, or $0.02 per diluted share. For the first quarter of the prior year, the Company reported sales of $446.3 million and income from continuing operations of $22.3 million, or $0.62 per diluted share.

Our adjusted diluted earnings per share from continuing operations in the first quarter of fiscal year 2024 were $0.78, compared to $0.61 in the first quarter of the prior year. Current quarter results included net pretax adjustments of $42.5 million, or $0.80 per share, primarily due to the previously disclosed pension settlement and Russian legal charges. We strongly disagree with the Russian court judgment based on the facts of the case and believe the judgment is a result of a hostile business and legal environment in Russia. For those reasons, we believe it is highly unlikely the full judgment will ultimately be paid.

Consolidated first quarter sales increased 23.2% over the prior year quarter. Our consolidated sales to commercial customers increased 34% over the prior year quarter, primarily due to strong demand for our new and used parts offerings, while our consolidated sales to government customers increased 3%. Sales to commercial customers were 71% of consolidated sales, compared to 66% in the prior year quarter.

“During the quarter, we drove meaningful growth across all our commercial activities. In particular, Parts Supply revenue grew 40% due to investments we made in prior quarters in anticipation of strong demand. Additionally, in Repair & Engineering our hangars were largely full throughout the summer and flight hours continue to recover globally which drove growth in Integrated Solutions,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

Gross profit margin of 18.4% was consistent across the current and prior year quarters. Adjusted gross profit margin increased from 18.1% to 18.4%, primarily due to the favorable impact of our operating efficiency on increased sales volumes.

Selling, general, and administrative expenses were $74.7 million in the quarter, which included increased investments in the business, $2.8 million related to Trax acquisition and amortization expenses as well as $11.2 million for the Russian legal charge. As a percentage of sales, selling, general, and administrative expenses were 13.6% for the quarter, compared to 11.2% last year. Excluding the Trax acquisition and amortization expenses and the Russian legal charge, selling, general, and administrative expenses as a percent of sales decreased from 11.2% of sales to 11.0% of sales.

Operating margins were 4.6% in the current quarter, compared to 7.0% in the prior year quarter. Adjusted operating margin increased from 6.9% to 7.3%, primarily as a result of the growth in commercial sales. Sequentially, our adjusted operating margin decreased from 7.8% to 7.3%, driven by a shift in the mix of products and services sold.

During and subsequent to the quarter, we announced multiple new contract awards, including:

●	Two multi-year commercial agreements with Moog Inc. with one agreement covering our distribution of their products applicable to mature aircraft platforms and the other agreement establishing reciprocal component repair services

●	Exclusive multi-year foreign military distribution agreement with Pall Corporation for their highly engineered filtration products and solutions

Net interest expense for the quarter was $5.4 million, compared to $1.0 million last year. Average diluted share count decreased from 35.4 million in the prior year quarter to 35.1 million in the current year quarter. We did not repurchase any shares during the quarter and have $57.6 million remaining on the program. We will continue to evaluate share repurchases along with other opportunities to deploy our capital.

Cash flow used in operating activities from continuing operations was $18.5 million during the current quarter reflecting attractive inventory investments to support both USM demand and the continuing ramp-up of recently signed distribution agreements. Excluding our accounts receivable financing program, our cash flow used in operating activities from continuing operations was $19.4 million in the current quarter. As of August 31, 2023, our net debt was $236.7 million and our net leverage was 1.18x.

Holmes concluded, “We are proud to have delivered another quarter of year over year sales growth and record first quarter adjusted earnings. Our commercial businesses are capitalizing on the favorable aftermarket trends and we expect that to continue in the quarters to come. We are also pleased with the progress we have made on the integration of Trax and its performance to date. We believe our pipeline of commercial and government opportunities, our strong balance sheet, and our ability to execute quickly will drive further growth across our parts and services offerings.”

Conference call information

On Tuesday, September 26, 2023, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BI1cfbb6b1cadd40e8b5668ba9b353d440. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/h98mp8ej and will remain available for approximately one year.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

 This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to the strength of the commercial and government aviation markets, opportunities for and the execution and success of growth investments and related business initiatives, successful integration of Trax, continuing demand for our parts and services, expected activities and benefits under commercial and distribution agreements, and challenges and uncertainties related to the outcome of the Russian litigation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the impact of pandemics and other disease outbreaks, such as COVID-19, and similar public health threats on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) failure to realize the anticipated benefits of the acquisition of Trax USA Corp. (“Trax”) and difficulties integrating Trax’s operations; (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) a need to reduce the carrying value of our assets; (xviii) inability to fully execute our stock repurchase program and return capital to our stockholders; (xix) restrictions on paying, or failure to maintain or pay dividends; (xx) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xxi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xxii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xxiv) impacts from stakeholder and market focus on environmental, social and governance matters; and (xxv) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of operations (In millions except per share data - unaudited)	Three months ended August 31,
	2023	2022
Sales	$549.7	$446.3
Cost and expenses:
Cost of sales	448.4	364.4
Gross profit	101.3	81.9
Provision for credit losses	0.4	––
Selling, general and administrative	74.7	50.1
Loss from joint ventures	(0.9)	(0.6)
Operating income	25.3	31.2
Pension settlement charge	(26.7)	––
Losses related to sale and exit of business	(0.7)	––
Interest expense, net	(5.4)	(1.0)
Other income, net	––	0.2
Income (Loss) from continuing operations before income taxes	(7.5)	30.4
Income tax expense (benefit)	(6.9)	8.1
Income (Loss) from continuing operations	(0.6)	22.3
Income from discontinued operations	––	0.4
Net income (loss)	$(0.6)	$22.7

Earnings (Loss) per share – Basic:
Earnings (Loss) from continuing operations	$(0.02)	$0.63
Earnings from discontinued operations	––	0.01
Earnings (Loss) per share – Basic	$(0.02)	$0.64

Earnings (Loss) per share – Diluted:
Earnings (Loss) from continuing operations	$(0.02)	$0.62
Earnings from discontinued operations	––	0.01
Earnings (Loss) per share – Diluted	$(0.02)	$0.63

Share data:
Weighted average shares outstanding – Basic	34.7	34.9
Weighted average shares outstanding – Diluted	35.1	35.4

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	August 31, 2023	May 31, 2023
	(unaudited)
ASSETS
Cash and cash equivalents	$70.3	$68.4
Restricted cash	19.9	13.4
Accounts receivable, net	280.6	241.3
Contract assets	99.3	86.9
Inventories, net	614.2	574.1
Rotable assets and equipment on or available for lease	51.7	50.6
Assets of discontinued operations	12.6	13.5
Other current assets	58.6	49.7
Total current assets	1,207.2	1,097.9
Property, plant, and equipment, net	131.0	126.1
Operating lease right-of-use assets, net	67.3	63.7
Goodwill and intangible assets, net	240.0	239.5
Rotable assets supporting long-term programs	176.8	178.1
Other non-current assets	132.1	127.8
Total assets	$1,954.4	$1,833.1

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$381.1	$338.1
Liabilities of discontinued operations	12.4	13.4
Total current liabilities	393.5	351.5
Long-term debt	304.8	269.7
Operating lease liabilities	51.5	48.2
Other liabilities	82.7	64.6
Total liabilities	832.5	734.0
Equity	1,121.9	1,099.1
Total liabilities and equity	$1,954.4	$1,833.1

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended August 31,
	2023	2022
Cash flows provided by (used in) operating activities:
Net income (loss)	$(0.6)	$22.7
Income from discontinued operations	––	(0.4)
Income (loss) from continuing operations	(0.6)	22.3
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities
Depreciation and amortization	8.4	6.8
Stock-based compensation expense	4.3	4.1
Pension settlement charge	26.7	––
Changes in certain assets and liabilities:
Accounts receivable	(40.5)	(7.7)
Contract assets	(12.3)	(14.2)
Inventories	(39.8)	(26.0)
Prepaid expenses and other current assets	(8.8)	6.6
Rotable assets supporting long-term programs	(1.0)	(3.1)
Accounts payable and accrued liabilities	54.2	11.2
Deferred revenue on long-term programs	(4.3)	6.5
Other	(4.8)	0.5
Net cash provided by (used in) operating activities – continuing operations	(18.5)	7.0
Net cash used in operating activities – discontinued operations	(0.2)	(0.2)
Net cash provided by (used in) operating activities	(18.7)	6.8

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(9.1)	(6.7)
Other	(2.5)	(4.0)
Net cash used in investing activities	(11.6)	(10.7)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	35.0	15.0
Purchase of treasury stock	––	(21.9)
Other	3.7	0.4
Net cash provided by (used in) financing activities	38.7	(6.5)
Effect of exchange rate changes on cash	––	(0.1)
Increase (Decrease) in cash, cash equivalents, and restricted cash	8.4	(10.5)
Cash, cash equivalents, and restricted cash at beginning of period	81.8	58.9
Cash, cash equivalents, and restricted cash at end of period	$90.2	$48.4

AAR CORP. and subsidiaries

Third-party sales by operating segment (In millions - unaudited)	Three months ended August 31,
	2023	2022
Parts supply	$236.8	$168.6
Repair & engineering	137.5	127.6
Integrated solutions	156.3	127.8
Expeditionary services	19.1	22.3
	$549.7	$446.3

Operating income by operating segment (In millions - unaudited)	Three months ended August 31,
	2023	2022
Parts supply	$15.1	$18.3
Repair & engineering	9.1	7.4
Integrated solutions	7.7	8.3
Expeditionary services	1.3	2.3
	33.2	36.3
Corporate and other	(7.9)	(5.1)
	$25.3	$31.2

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by (used in) operating activities from continuing operations, adjusted EBITDA, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

●	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.
●	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including adjustments for forward loss provisions on long-term contracts.
●	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.
●	Costs related to strategic projects consisting of professional fees for significant projects related to strategic financings and acquisitions, including due diligence costs.
●	Losses related to the sale and exit from our Composites manufacturing business including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.
●	Expenses associated with our Trax acquisition including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, and compensation expense related to contingent consideration and retention agreements.
●	Pension settlement charges associated with the planned termination of our frozen defined benefit pension plan.
●	Legal judgments related to or impacted by the Russian/Ukraine conflict.

Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs, equity investment gains and losses, pension settlement charges, legal judgements, Trax acquisition and amortization expenses, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations (In millions - unaudited)	Three months ended August 31,
	2023	2022
Income (Loss) from continuing operations	$(0.6)	$22.3
Investigation and remediation compliance costs	1.1	0.8
Pension settlement charge	26.7	––
Russian bankruptcy court judgment	11.2	––
Losses related to sale and exit of business	0.7	––
Trax acquisition and amortization expenses	2.8	––
Government COVID-related subsidies	––	(0.7)
Contract termination/restructuring costs, net	––	(0.3)
Costs related to strategic projects	––	(0.2)
Severance charges	––	0.1
Tax effect on adjustments (a)	(14.6)	0.1
Adjusted income from continuing operations	$27.3	$22.1

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share from continuing operations (unaudited)	Three months ended August 31,
	2023	2022
Diluted earnings (loss) per share from continuing operations	$(0.02)	$0.62
Investigation and remediation compliance costs	0.03	0.02
Pension settlement charge	0.76	––
Russian bankruptcy court judgment	0.32	––
Losses related to sale and exit of business	0.02	––
Trax acquisition and amortization expenses	0.08	––
Government COVID-related subsidies	––	(0.02)
Contract termination/restructuring costs, net	––	(0.01)
Tax effect on adjustments (a)	(0.41)	––
Adjusted diluted earnings per share from continuing operations	$0.78	$0.61

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted gross profit margin (In millions - unaudited)	Three months ended
	August 31, 2023	May 31, 2023	August 31, 2022
Sales	$549.7	$553.3	$446.3
Contract termination/restructuring costs, net	––	––	0.1
Adjusted sales	$549.7	$553.3	$446.4

Cost of sales	$448.4	$445.2	$364.4
Contract termination/restructuring costs, net	––	––	0.4
Government COVID-related subsidies	––	––	0.7
Adjusted cost of sales	$448.4	$445.2	$365.5

Adjusted gross profit margin	18.4%	19.5%	18.1%

Adjusted operating margin (In millions - unaudited)	Three months ended
	August 31, 2023	May 31, 2023	August 31, 2022
Adjusted sales	$549.7	$553.3	$446.4
Operating income	$25.3	$36.3	$31.2
Russian bankruptcy court judgment	11.2	––	––
Investigation and remediation costs	1.1	1.6	0.8
Trax acquisition and amortization expenses	2.8	5.1	––
Government COVID-related subsidies	––	––	(0.7)
Contract termination/restructuring costs, net	––	––	(0.3)
Costs related to strategic projects	––	––	(0.2)
Severance charges	––	––	0.1
Adjusted operating income	$40.4	$43.0	$30.9

Adjusted operating margin	7.3%	7.8%	6.9%

Adjusted cash provided by (used in) operating activities from continuing operations (In millions - unaudited)	Three months ended August 31,
	2023	2022
Cash provided by (used in) operating activities from continuing operations	$(18.5)	$7.0
Amounts outstanding on accounts receivable financing program:
Beginning of period	12.8	15.0
End of period	(13.7)	(14.9)
Adjusted cash provided by (used in) operating activities from continuing operations	$(19.4)	$7.1

Adjusted EBITDA (In millions - unaudited)	Three months ended August 31,		Year ended May 31,
	2023	2022	2023
Net income (loss)	$(0.6)	$22.7	$90.2
Income from discontinued operations	––	(0.4)	(0.4)
Income tax expense (benefit)	(6.9)	8.1	31.4
Other expense (income), net	––	(0.2)	0.8
Interest expense, net	5.4	1.0	11.2
Depreciation and amortization	8.4	6.8	27.9
Investigation and remediation compliance costs	1.1	0.8	4.7
Pension settlement charge	26.7	––	––
Russian bankruptcy court judgment	11.2	––	1.8
Losses related to sale and exit of business	0.7	––	0.7
Trax acquisition-related expenses	1.8	––	6.2
Government COVID-related subsidies, net	––	(0.7)	(1.6)
Customer bankruptcy and credit charges	––	––	1.5
Contract termination/restructuring costs and loss provisions, net	––	(0.3)	2.0
Costs related to strategic projects	––	(0.2)	(0.2)
Severance charges	––	0.1	0.1
Stock-based compensation	4.3	4.1	13.5
Adjusted EBITDA	$52.1	$41.8	$189.8

Net debt (In millions - unaudited)	August 31, 2023	August 31, 2022
Total debt	$307.0	$115.0
Less: Cash and cash equivalents	(70.3)	(44.3)
Net debt	$236.7	$70.7

Net debt to adjusted EBITDA (In millions - unaudited)

Adjusted EBITDA for the year ended May 31, 2023	$189.8
Less: Adjusted EBITDA for the three months ended August 31, 2022	(41.8)
Plus: Adjusted EBITDA for the three months ended August 31, 2023	52.1
Adjusted EBITDA for the twelve months ended August 31, 2023	$200.1
Net debt at August 31, 2023	$236.7
Net debt to Adjusted EBITDA	1.18